Exhibit 99.2

July 3, 2007

CBOT Holdings, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604-2929

Attention:	Charles P. Carey
Chairman of the Board of Directors

Jackie Clegg
Larry G. Gerdes
Special Transaction Committee of the Board of Directors

James P. McMillin
Non-Exercise Right Members Committee

Bernard W. Dan
Chief Executive Officer

Dear Sirs and Madam,

Consistent with the representations made in our prior correspondence to you and as reflected in our definitive proxy materials, on behalf of IntercontinentalExchange, Inc. (“ICE”) and its Board of Directors, I am pleased to submit a definitive Agreement and Plan of Merger (the “Merger Agreement”) executed by ICE providing for the combination of ICE and CBOT Holdings, Inc. (“CBOT Holdings”). The Merger Agreement constitutes a binding offer of ICE subject to the terms and conditions of this letter, and memorializes in binding form the terms of our offer letter of June 12, 2007.

As we have said before, we believe that ICE’s offer provides CBOT Holdings shareholders with a clearly superior alternative to a merger with Chicago Mercantile Exchange Holdings, Inc. (“CME”). Our proposal reflects an approximately 5.3% premium over the CME merger consideration based on the share prices of ICE and CME common stock on the New York Stock Exchange as of the close of trading on July 2, 2007. Our proposal also offers greater certainty and immediate value for the CBOE exercise rights, and offers specific pricing protections through 2014 for Series B-1 and B-2 members of the Board of Trade of the City of Chicago (“CBOT”).

As the CBOT Holdings shareholders and CBOT members prepare to vote on the CME merger proposal, ICE wants to be clear that it stands by its superior proposal and is

Intercontinental Exchange
2100 RiverEdge Parkway	direct	770 857 4700
Suite 500	fax	770 951 1307
Atlanta, GA 30328	online	www.theice.com

prepared to enter into a definitive Merger Agreement with CBOT Holdings as soon as the CME merger agreement is terminated upon the terms described in this letter. To that end, ICE is providing the Merger Agreement, executed by ICE, together with this letter as evidence of ICE’s commitment to CBOT Holdings and its shareholders and members.

The Merger Agreement also contains all of the exhibits thereto and a disclosure letter of ICE. If the CME merger agreement is terminated before 5:00 p.m. Chicago time on July 12, 2007, and if all of the following conditions are satisfied, the Merger Agreement will be binding on all parties:

1.	ICE shall have received, prior to 5:00 p.m. (Chicago time) on July 12, 2007, counterparts of the Merger Agreement fully executed by CBOT Holdings, CBOT and a newly formed subsidiary of CBOT Holdings (“CBOT Sub”), together with a disclosure schedule from CBOT Holdings and CBOT dated as of the date CBOT Holdings and CBOT have returned to ICE their executed counterparts of the Merger Agreement;

2.	There shall have occurred no “Material Adverse Effect” (as defined in the Merger Agreement) on CBOT Holdings or any events or circumstances that would be reasonably likely to result in a Material Adverse Effect on CBOT Holdings, in each case since October 14, 2006;

3.	From and after and including the date of this letter, CBOT Holdings shall not have amended or agreed to amend the CME merger agreement and none of CBOT Holdings, CBOT or CME shall have waived or agreed to waive any rights under the CME merger agreement in any material respect, or consented to or agreed to consent to any waiver of the CME merger agreement in any material respect; and

4.	There shall be no matter disclosed in CBOT Holdings’ or CBOT’s disclosure schedules for the Merger Agreement that was not disclosed in the CBOT Holdings and CBOT disclosure letter corresponding to the CME merger agreement, which matter has resulted in, or would reasonably be likely to result in, a Material Adverse Effect on CBOT Holdings.

Unless the CME merger agreement is terminated and CBOT Holdings, CBOT and CBOT Sub execute and deliver to ICE their counterpart to the Merger Agreement before 5:00 p.m. (Chicago time) on July 12, 2007, the Merger Agreement shall be null and void regardless of any action or communication of CBOT Holdings and/or CBOT and ICE shall have no further obligation under this letter or the Merger Agreement.

ICE acknowledges that CBOT Holdings and its subsidiaries may rely on ICE’s foregoing statements if CBOT Holdings and CBOT have executed and delivered to ICE their counterparts to the Merger Agreement in accordance with the terms and conditions of this letter, provided that the Merger Agreement shall not have been previously withdrawn by

ICE. Accordingly, ICE agrees that if CBOT Holdings or any of its subsidiaries commences a suit that results in a judgment against ICE for failure to comply with its obligations under the Merger Agreement or its foregoing obligation under this letter, CBOT Holdings and its subsidiaries shall be entitled to temporary and/or permanent injunctive relief to enforce such provisions, to the extent granted by a court of competent jurisdiction, without the necessity of proving the inadequacy of money damages.

The foregoing obligations of ICE under this letter shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to its rules of conflicts of laws.

Potential Enhancements to ICE’s Proposal

In the course of discussions we have had with CBOT members during the past several months, we have come to learn a great deal about their concerns. Although we have tried to address a number of these concerns in our proposal, we believe that you and we may be able to better address a number of these concerns through renewed dialogue and information-sharing. Notwithstanding that we have submitted to you an executed Merger Agreement, we are prepared to enter into such a dialogue with you at any time while you are considering our proposal or, if you prefer, as an alternative to our proposal. We would envision such dialogue including the following issues:

(1) Preserving the Value of B-1 and B-2 Memberships and Providing Liquidity to Members. Many CBOT members have voiced concerns regarding what the value of their B-l and B-2 memberships may be in several years and whether there would be sufficient liquidity in the market for those memberships to permit them to sell their memberships for fair value. ICE is prepared to consider and discuss with you alternatives such as engaging in a tender offer for B-l and B-2 memberships in an effort to address this issue.

(2) Alternative Integration Plan. We remain convinced that we can successfully migrate the CBOT electronic trading platform and clearing onto ICE systems within the time periods and parameters we have previously indicated. The rhetoric from both the CME and the CBOT board have understandably concerned many CBOT members, however. In order to remove this as an obstacle to a fair consideration of our superior proposal, ICE is prepared to offer you an alternative integration plan that addresses your concern about integration risk. ICE currently licenses from Atos Euronext Market Solutions (“AEMS”), on favorable terms, its Trade Registration System (TRS) front-end clearing system, and ICE is in process of extending its relationship with AEMS to include its CPS clearing software (which is currently used to clear the business of ICE Futures, the ICE OTC cleared markets and Euronext Liffe). Although we would still intend to eventually migrate CBOT trading and clearing onto ICE platforms, we believe that we can use these proven systems to eliminate any perceived gaps in our proposed integration plan. We believe that CBOT and ICE should together explore this alternative with AEMS, and we are prepared to cooperate with CBOT to investigate this alternative expeditiously.

(3) Protecting CBOE Exercise Rights. Although we continue to believe our proposed solution to the CBOE exercise rights is superior to the CME’s proposal, in which any value is predicated on the outcome of potentially lengthy, distracting, expensive and inherently uncertain litigation, we have heard from CBOT members a desire to provide additional value to “Full Members” and ease their ability to realize the consideration for the exercise rights. In the event the CME transaction is voted down by CBOT members or CBOT Holdings stockholders, we are prepared to commit ourselves to enhancing the terms of our exercise right proposal to address members’ concerns. In addition, we would also be willing to set the record date for determining eligibility for “Full Members” to receive consideration pursuant to the CBOE settlement agreement at an early date following our entering into an agreement to combine our companies. In this way, “Full Members” can qualify for the consideration in the exercise right settlement prior to the closing of the transaction, giving them the flexibility to divest their CBOT Class A stockholdings prior to the closing of our merger transaction.

[The next page is the signature page]

We look forward to hearing from you.

Sincerely,

Jeffrey C. Sprecher
Chairman & Chief Executive Office
IntercontinentalExchange, Inc.

Copies to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Telecopier:	(312) 706-8122
Attention:	Scott J. Davis, Esq.
Marc F. Sperber, Esq.

and

Latham and Watkins LLP

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago, IL 60606

Telecopier:	(312) 993-9767
Attention:	Mark D. Gerstein, Esq.

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